Exhibit 99.1

ROVI CORPORATION
2ND QUARTER 2009 EARNINGS CALL
August 6, 2009, 4:30 PM ET

[Note:  * * * indicates portion of Question and Answer session omitted]

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the ROVI Second Quarter 2009 Earnings Release Conference Call.

During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  If you have a question please press the star, followed by the one on your touch-tone phone.  If you’d like to withdraw your question please press the star, followed by the two.  And if you are using speaker equipment, please lift your handset before making your selection.

This conference is being recorded today, Thursday, August 6th of 2009.

And at this time, I would like to turn the conference over to, Mr. Lauren Landfield, Vice President of Corporate Finance and Investor Relations. Please go ahead, sir.

Lauren Landfield:	Thank you, Michaela. Welcome, ladies and gentlemen to Rovi Corporation’s Second Quarter 2009 Earnings Conference Call. I’m Lauren Landfield and I’m joined today by Fred Amoroso, our CEO, and James Budge, our CFO.

Before we discuss our results and estimates released earlier today, I would like to start with some housekeeping items:

     •  First, I would like to remind you that all statements made during our conference call that are not statements of historical fact, including but not limited to statements regarding the Company’s forecast of future revenues and earnings, business strategies and product plans, as well as statements regarding the expected results of an IRS pre-filing agreement review of our operating loss and a litigation matter in the United Kingdom, constitute “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Actual results could vary materially from those contained in these forward-looking statements.  Factors that could cause actual results to differ materially from those in the forward-looking statements are described in our Form 10-Q for the quarter ended June 30th, 2009, and other filings with the SEC that are filed from time to time.

    •  Second, our results and estimates released earlier today, as well as our information on this call, include Non-GAAP or Adjusted Pro Forma information, which exclude, as applicable, non-cash items or items that impact comparability, such as: amortization, equity based compensation, transaction, transition and integration costs, restructuring and asset impairment charges, insurance settlements, gains or losses on strategic investments, non-cash interest expense, such as debt amortization and interest expense required under FSP APB 14-1 and discrete tax items and the tax effects of all Non-GAAP adjustments.

Depreciation expense, while a non-cash item, is included in Adjusted Pro Forma operating results as a proxy for capital expenditures to demonstrate recurring cash-based earnings results.

Adjusted Pro Forma combined company information assumes all acquisitions occurring prior to March 31, 2009 were effective on January 1, 2007 and exclude all previously divested businesses, including the Software, Games, TV Guide Magazine, TVG Network, TV Guide Network, TV Guide Online and eMeta businesses, which are classified as discontinued operations.

We have presented and are discussing Adjusted Pro Forma combined company information because this is how we evaluate our business.  We believe that this presentation may be meaningful to our investors in analyzing the Company’s results of operations.

This presentation is not intended to be a substitute for our financial results presented in conformity with Generally Accepted Accounting Principles in the United States, and investors and potential investors are encouraged to review the reconciliation of Adjusted Pro Forma financial measures included in our earnings release.

• And as the final piece of housekeeping, the replay of this conference call will be available on the Investor Relations web-page until our next quarterly earnings call.

I would now like to turn the call over to Fred.

Fred Amoroso:	Thank you, Lauren. And thanks to everyone for joining us today for our second quarter 2009 conference call.

As you may have seen in our earnings release, we posted excellent financial results in Q2.  I’m pleased we grew Adjusted Pro Forma revenue 18% year-over-year to $119.5 million in the quarter.  As in previous quarters, our growth in Q2 was driven largely by new licensees, the continued conversion of analog TV subscribers to digital, increases in device shipments that incorporate our products or are licensed under our patents, as well as increases in data licensing.  These revenue trends, when combined with the execution of our Gemstar synergy actions, enabled us to increase our Adjusted Pro Forma EPS by 171% year-over-year to $0.38 in Q2.

I’ll discuss our progress and I’ll update our outlook shortly, but first, I’d like to turn the call over to James to review some of the financial metrics in more detail. James?

James Budge:

Thank you, Fred.  To start, I’d like to point out that some of my comments will focus on Adjusted Pro Forma results, which, among other things, assumes the Gemstar acquisition was consummated January 1, 2007.  Details used in calculating our Adjusted Pro Forma results, along with their reconciliation to GAAP measures, can be found in today’s earnings release.

As Fred mentioned, Adjusted Pro Forma revenue was $119.5 million in the second quarter, up 18% from a year ago.  Growth was due to gains in both our CE and Service Provider verticals, as well as data licensing.

Adjusted Pro Forma revenues for our Service Provider vertical, which is primarily comprised of IPG products and patents licensed to cable, satellite and telecom companies, grew 18% year-over-year, to $58.6 million in the second quarter, driven by the continued conversion of analog to digital, as well as the addition of new licensees, namely CANAL+.  Subscribers worldwide receiving a licensed or Rovi provided IPG grew 16% from Q2 2008 to 109.5 million by the end of Q2 2009.  Excluding prepaid licensees, primarily Comcast and Echostar, subscribers were approximately 74.5 million, up 21% year-over-year.

Our CE vertical includes guidance products and patents licensed to device manufacturers, plus ACP for hardware.  CE Adjusted Pro Forma revenue grew 20% to $47.9 million in Q2 2009, compared to Q2 2008.  In Q2 2009, we benefited from growth in IPG patent and product licensing, both of which saw double digit percentage growth in shipments of IPG enabled devices.  The CE IPG growth also benefitted from additional licenses not in place a year ago.  CE growth was partially offset by the expected decline in legacy VCR+ sales.

Adjusted Pro Forma revenue for our Other vertical, which includes Data Licensing and Entertainment, grew 6% in the quarter, to finish at $13.0 million.  Within this vertical, growth in Data Licensing, where we supply our metadata to online content distributors such as Pandora and Sony, was offset by the anticipated decline in copy protection revenue from studios.

I’ll now turn to Adjusted Pro Forma profit measures.  For the quarter, cost of goods sold totaled $14.8 million or 12% of revenue, down from 14% in the year ago period.   SG&A totaled $27.5 million or 23% of revenue, a 19% reduction from a year ago due to our synergy actions and even down slightly sequentially from Q1.  R&D totaled $22 million or 18% of revenue.  Adjusted Pro Forma EPS grew 171% year-over-year from $0.14 in Q2 2008 to $0.38 in Q2 2009, much higher than the corresponding revenue growth due to the Gemstar synergies, reduced interest expense and our lower 2009 cash tax rate of 11%.

I would like to briefly comment on our GAAP results.  Generally, we don’t focus on our GAAP results when discussing our performance, as we believe excluding Gemstar’s operating results for the period prior to May 2, 2008 diminishes the comparative value of results from the prior year.  However, for reference, the primary variances included not only the usual amortization and stock compensation expenses but also, in conjunction with the name change and associated re-branding, we took non-cash trademark impairment charges of approximately $45 million related to our legacy brands.

As to the Balance Sheet, our cash and investment balances at the end of June were $331 million.  Debt was $575 million, leaving us with net debt of $244 million at the end of the quarter.  These figures exclude $37 million of the proceeds from the sale of TV Guide Network, placed in escrow and classified as restricted cash, which we expect to be released in Q2 of 2010.

Subsequent to quarter end, with our debt trading above par, in order to reduce our cost of capital, we amended our Term Loan, enabling us to repay the 11% coupon high yield note in advance of the 6% Term Loan.  And now I’m pleased to announce we repaid in full the $100 million high yield note.  This pay down was funded through cash on the balance sheet, leaving only $257 million now in Gemstar-related acquisition financing.

Regarding taxes, by way of reminder, we previously submitted an application with the IRS to be accepted for what is known as a Pre-Filing Agreement review.  This process is to confirm the characterization of the Magazine divestiture tax loss as ordinary.  As I mentioned last quarter, according to the IRS’ 2008 PFA program statistics, the average review lasts 11 months.  We will likely not be providing any other updates until the review is completed.   But to reiterate, we believe there is clear precedent and tax law that support treating the Magazine loss as an ordinary loss and we look forward to a successful review process.

Looking forward, having just completed a strong quarter with many key wins that we believe bode well for future results, we are once again increasing our revenue and earnings estimates for 2009, as well as shrinking the range of expected outcomes.  We are raising our 2009 revenue estimates from a range of between $450 and $480 million, to a range of between $465 and $485 million and we are raising our 2009 Adjusted Pro Forma EPS from a range of between $1.25 and $1.45, to a range of between $1.40 and $1.50.

Regarding our quarterly expectations, while we don’t provide quarterly estimates, I’d like to briefly comment on the linearity of our business relative to comments I made last quarter.  We would expect continued year-over-year growth in Q3 and Q4.  Fred will update the outlook for the drivers shortly, but in terms of revenue trends by vertical for the remainder of the year:

    • On the CE side, having grown by 20% in the second quarter, we continue to benefit from the growth trends in guide-enabled flat panel TV’s.  Estimates for flat panel TV shipments continue to increase and we expect our penetration to also rise as new products launch.  These factors should lead to growth heading into the holiday season.

    •  While we continue to expect linear growth in our multi-channel television service related revenues through the conversion of analog to digital, Q2 benefited from a seven-figure catch up payment from a large European service provider.  We don’t anticipate a similar transaction in the third quarter and therefore expect Q3 Service Provider revenues to be slightly below Q2. We would expect sequential growth to resume again in Q4, driven by subscriber gains.

• In our Other category, we continue to expect linear growth as data licensing benefits from customer additions and the Muze acquisition.

Turning to costs, in the second half, we expect total cost to remain consistent with the first half as a percentage of revenue.  Even though we estimate revenue will rise in the second half, total costs are expected to be slightly elevated due to duplicative Muze-related expenses, which were present for only two months in the first half, but are scheduled to remain in the business until completion of synergy actions late in the year, thereby partially suppressing further operating margin improvement until we enter 2010.

Interest expense, however, will be less in the second half.  Repaying the high yield ahead of the term loan will yield $5 million in annualized interest expense savings versus repaying an equivalent amount of the term loan and our updated 2009 estimates reflect this savings.

And with that, I’d now like to turn the call back over to Fred.

Fred Amoroso:	Thank you, James. It was another excellent quarter and I’d now like to update our progress with customers and products since our last call.

First, regarding Service Provider: as James mentioned, Rovi IPG licensed subscriber growth of 16% demonstrates this business remains predictable.  We’ve been executing by expanding our international licensing, a critical strategic initiative for us in 2009.  The NDS agreement was a cornerstone to that end and the addition of Canal+ under the NDS agreement demonstrates our continued execution.  Recall that prior to the NDS agreement, we believed NDS’s customers had about 15 million IPG-enabled digital subscribers worldwide that were not already covered by a Rovi IPG patent license.  With approximately 5 million digital subscribers, we believe CANAL+ has the third largest digital pay-TV subscriber base in Europe.  We now have the majority of NDS IPG-enabled subs under agreement, with primarily smaller operators remaining unlicensed.

Taken as a whole, we now have a subscriber base representing some of the largest European operators, including UPC in multiple countries, Sky Italia in Italy, BSkyB in the UK, Premiere, KBW and KDG in Germany, ONO in Spain and Portugal Telecom.  With key licenses in place in countries that represent the majority of digital subscribers in Western Europe, we believe our ability to license the remaining operators is significantly enhanced and we view this as incremental growth opportunity for 2010.  We expect the CANAL+ deal will expedite our licensing efforts beyond the NDS IPG companies, allowing for deeper European penetration.  For example, we believe France has more than 5 million digital pay-TV subscribers that remain unlicensed and in the UK, we are in litigation with Virgin Media, which we believe has almost 4 million digital

IPG-enabled subscribers. On the UK litigation, we are confident in the merits of the case that has been presented and we expect to have a ruling by year end.

At this point, when considering these new wins and analog-to-digital conversion proceeding as expected, we believe we are well positioned to exceed the mid-point of our previous estimates of revenue growth for the Service Provider vertical, which is a driver of the increase in our overall estimates.

Turning to IPG advertising, we continue to make progress in the area of guide measurement.  This measurement data provides our customers with insights into how consumers use their IPG, which enables them to optimize the programming and services they provide.  Of particular interest to us is how and when consumers view and interact with advertising.  That information is critical to measuring the delivery and performance of IPG advertising campaigns.  To this end, we have recently expanded our measurement footprint - we now have clickstream contracts in place with cable operators in a dozen markets, including over five top 25 media markets in the United States.  Major markets are a key factor in advertiser budgeting decisions.  We’re now posting the impressions-delivered results to our clients and while it’s still very early to see ramping revenues, we expect improved retention and penetration among our existing clientele.

To further enhance the value of our IPG advertising, I’m pleased we were able to recently strike an agreement with a leading provider of audience measurement services and tools for advertisers, programmers and service providers across TV, online and other media.  The company’s tracking technologies can collect advertising, spending and occurrence data, as well as select campaign data across major media markets in the U.S.  Our relationship will provide us valuable analyses of our IPG ad metrics and together we will be able to deliver enhanced measurement capabilities to our service provider customers.  We believe having third party reporting and measurement analysis will enhance the value of the measurement statistics and enable greater penetration of the conventional and international IPG ad opportunities.

Turning now to the CE vertical, this area also has outperformed our earlier expectations.  Driven partially by continued analog to digital conversion, reduced HDTV ASPs, and the trend towards relatively inexpensive home entertainment, our business has been relatively resilient to the economy.  According to retail sales data from the Consumer Electronics Association, U.S. flat panel TV sales to dealers were up 31% year-over-year through the first 26 weeks of the year.  The supply chain is also growing rapidly as June 2009 shipments of large area thin film transistor LCD panels reached 46.7 million units, up 8% month-over-month and 24% year-over-year, according to DisplaySearch.  This sets a new record for the highest monthly large-area TFT LCD shipments.  With the pace of decline in the economy appearing to moderate, we currently expect shipments to continue to remain resilient when taken in context of the growth trend.  In its July 3, 2009 report, DisplaySearch revised upward its flat panel TV shipment forecast for 2009 from 13 to 18%.

To further capitalize upon these trends, our next generation CE guide has been a key focus area for our engineering and business development functions.  Last month, we officially announced the TotalGuide solution, formerly code-named “Liquid.”  This guide is designed to offer a completely new consumer experience by combining the breadth of content found in a web experience with the ease and aesthetics of a CE experience.  Key goals of this solution include the following:

First: to deliver an elegant user interface, supported by our extensive collection of rich entertainment data, which includes not only text based information such as reviews and recommendations, but also images and video downloads.

Second: to provide integrated search capability so consumers can use a single search to find content from numerous sources.

And third: to enable consumers to recommend content through community sites.

The TotalGuide solution enables these objectives through a three-in-one guide concept.  First, an enhanced, Interactive Television Guide.  Second, a Broadband Content Guide for content delivered over the web and third, a Personal Content Guide for media stored within the home.

The Television guide provides a high performance TV listings experience with a personalized, customizable and image-rich home menu of programming options as well as recommendations.  The guide features access to our more than 2.5 million program descriptions, 120,000 celebrity profiles and searchable data on virtually every TV show in the U.S. since 1960.

Through integration with our Connected Platform, we’re enabling access to home movies, photos and music stored on other devices throughout the home, such as the PC.  This Personal Content Guide, not only helps consumers navigate their media collections but it also gives them the ability to share their content through the television.

We’re also enabling access to Internet content.  The Broadband Content Guide helps connect users to full length television shows and movies from both free and paid services, as well as additional content including Internet video, popular music, social networking and other Internet destinations.  We are working to interoperate with Flickster, for example, for user generated movie reviews and ratings, and with YouTube to integrate access to their content directly through the guide.  We’re also working with movie services such as Blockbuster and CinemaNow and music services such as Slacker radio.  We believe content relationships are compelling draws, even where pay-TV provided guides are prevalent, such as here in the United States.  Internationally, on the other hand, where free-to-air terrestrial broadcast television is more prevalent, we believe this guide can be the primary source of not only broadband and personal media content, but also television content.  We anticipate more content relationships both in North America and EMEA.

The TotalGuide solution also features significant advancements in the advertising platform, providing advertisers with the opportunity to deliver not only targeted, graphically rich messages but also video-enabled ads to an engaged audience.  It also provides advertisers new tools to measure the effectiveness of their ad campaigns through its connected features.  And through ad share opportunities, CE manufacturers are now able to participate in ongoing revenue opportunities with consumers.

To reiterate, as the TotalGuide solution is effectively three guides in one, it is designed to extend across the various distribution channels and return what the consumer is searching for, regardless of where the content resides, thereby overcoming the problem of disparate islands of content, which is often a consumer frustration.   We believe we are uniquely positioned to offer unified search functionality given our broad data footprint, which not only includes TV,  movies and music metadata but also the relational database and profiling technologies necessary to return relevant search results, which we believe would be quite difficult for anyone else to accomplish on their own.  When combining the elements of the TotalGuide solution, we believe we are positioning it to be the starting point for consumers to discover and enjoy digital entertainment on their television.  Our name change to Rovi embodies the ability to be that home page for consumer search through the TV.

Media response to the introduction of the TotalGuide solution from press, entertainment device websites and bloggers has been positive and customer interest is global.  The TotalGuide solution is designed to serve the North America and European markets with a single product, thereby streamlining our customer’s development process.  I think we’ll also see CE manufacturers adopt this guide across product lines in an attempt to create common user interface and branding and maximize interoperability between their own and others’ devices.  We’re seeing demand for embedding the TotalGuide solution in not only flat panel TVs, but also in Blu-ray players and recorders, which with their high processing power, embedded memory and networking capabilities, are platforms that are well-suited to support the fully-featured TotalGuide solution.  We believe that the TotalGuide solution can become the enhanced home page of home entertainment in the future.  We expect to release this guide to CE manufacturers in the first half of 2010, so that it can be in retail outlets for the holiday season.

I’d now like to touch on a few key recent IPG wins:

    •  In June, we announced we extended and expanded our Sony IPG agreement.  By renewing it and expanding our relationship in Japan, it further validates the strength of our IP.  This is a key agreement to expanding our patent licensing penetration of Japan.

    •  Additionally, we recently renewed and expanded our IPG agreement with another major Asian CE manufacturer.  The expanded agreement enables them to move from patent licensing to product licensing as well, and expands the geographic reach.  I highlight these two deals as they are large multi-year agreements, which add visibility to our long term revenue picture and we’re hopeful they’re catalysts to further licensing in the Asia-Pacific region.

    •  Also in Japan, on the product front, Panasonic will include a couple of key new features from G-Guide in its latest model Blu-ray recorder scheduled for release later in the year.  This guide goes beyond the eight days of listings data usually found in the G-Guide by being the first to provide one month of program information via the Internet.  Additionally, the data includes not only text but also program pictures, enabling users to search TV listings with greater ease and gain access to in-depth program information.  I view this as a precursor to what we’ll see domestically as the TotalGuide solution is deployed.  It’s also an example of the breadth of devices that our next generation guides will cover.

    •  Domestically, I’m pleased we not only renewed our IPG licensing agreement with TiVo but the agreement now also enables the company to incorporate our music, movie and TV listings data into its service.  We continue to believe selling data to service providers in North America is a significant opportunity and are pleased with the TiVo relationship.

Turning now to Data, this business continues to grow nicely and early results of the Muze acquisition are positive.  With our worldwide reach improved by the Muze acquisition, I would expect this business to continue to ramp and we should start to see margin improvement next year as the synergies are realized.

To recap, we’re seeing favorable business trends and are increasingly confident in the opportunities that are before us.  Based on a resilient trend towards digital and additional licensing opportunities, we think low double digit growth in our Service Provider vertical, which is approximately 50% of our revenue, is likely.  When combined with mid to high single digit growth for the balance of our business, we are comfortable with increasing and narrowing our 2009 estimates.  And as we look at the product and the customer traction we have been making, I am increasingly confident in our ability to execute against our business opportunities.

I’d now like to turn the call back over to Michaela so that we can respond to any questions that you may have. Michaela?

Q&A

Operator:	* * * Our first question comes from the line of Richard Davis with Needham & Company. Please go ahead. * * *

Richard Davis:

* * *  Two quick questions:  One, how much integration work do you have left with this platform, kind of in terms of technology and also and maybe more importantly, in terms of employee staffing.  I mean, you’ve assembled it all and you’ve executed well but that’s one of the questions we get from time to time.

Fred Amoroso:	If you’re talking about platform being the TotalGuide solution, which incorporates the data services infrastructure along with the guide

(the CE guide plus the Connected Platform, I mean), architecturally, it’s pretty much done.  The requirements are finished and completed out of product management.  We are in development with the product and are actually into the third milestone of a multi-milestone program coming out of R&D that has initial display of the product to be, as you would expect, at CES next year and then released to manufacturers in Q2 of next year.

So staffing is in place. Product requirements are established and the team is in development.

Richard Davis:	Got it.

James Budge:	I might add that what Fred just talked about is primarily the guide side of the business. On the Muze acquisition, just as we said when we purchased Muze and as we said in our prepared remarks today, those synergy actions on the Muze side will be complete by the end of the year and we’ll see a bunch of margin expansion as we move into 2010.  So there is still a little bit left to do there, but on the Gemstar-related acquisition, that’s more or less done.

Richard Davis:	Got it. And the only other kind of semi, not really technical question is, is the fact that the interface that you have, if I’m doing an interaction with a guide on a TV, more often than not, the input queries is kind of almost single fig, single digit, or single letter and you have to scroll up and down.  Is there way to make that interface easier and faster, either through an anticipatory text or speech recognition (or what’s kind of the next generation there) and help make it appealing?

Fred Amoroso:	If you look out into the future Richard, certainly speech recognition is one of the things that we could incorporate. It just really needs to be brought into the devices.  It’s not technically challenging, it’s just a question of getting there.  But to the first question of making it easier, actually in our search algorithms that we have now, we do have the ability (and what will come out in the product) to pre-select, based upon the stream of letters that you put in, narrowed down what the entertainment shows are that you might be looking for. So some of that ease of use is already built into the product. * * *

Operator:	Thank you. And our next question comes from the line of John Vinh with Collins Stewart. Please go ahead. * * *

John Vinh:	First question is on your ‘09 guidance, can you maybe talk a little bit more about what your assumptions are in the back half of the year.  If I look at service providers, NDS was a pretty big deal.  Are you assuming that you pretty much can get to that full year guidance through organic growth?   Are you assuming any other kind of customer wins there? And a similar question on the CE side.

James Budge:	I think on the Service Provider side, we’re very comfortable that it’s a pretty predictable revenue stream, as we commented in the prepared remarks.  We did have a deal that we thought was going to be more of a third quarter deal that ended up getting done in the second quarter, which is always great but it brought a little bit of revenue forward into the second.  But we’re fine with the rest of the year as far as the expectations we have on service providers.

On CE, we’ve had great trends in the first half.  The year isn’t over.  Some things could come up in the general ecosystem but we feel pretty good right now with half the year down and trends like what we cited from Display Search looking pretty good right now.  It looks like a much better year for CE than we expected when we came into the year.

John Vinh:	And just to clarify, I think last quarter James, you were kind of assuming that TV’s would be down 10% for the year. Obviously, we’re tracking ahead of that and I think you guys threw out a number of plus mid-teens growth. What are your assumptions for TV growth for the year now that’s kind of built into your model and forecast?

James Budge:	The down number that you cited was actually our number as we first gave guidance back in November. We actually kicked up guidance in the first quarter, after a pretty good CE quarter there as well.  So we were already up to more flattish, or up three to five percentage points.  We’re incrementally up over that now at this point, so I think based on the agreements we have in place, you can assume we’re probably in the five to 10 high, meaning high single-digit growth expectations.

John Vinh:	Okay. And then also on the litigations that you’re currently in: are you assuming either a litigation or Toshiba comes through in any part of your guidance or would that be upside at this point?

James Budge:	Both of those would be upside at this point.

John Vinh:	Okay. And then last question on Liquid. I know we’re probably still pretty far out, but what’s your sense of attach rates on those when
Liquid starts launching with CE providers next year in terms of attach rates on TVs? And then, can you give me a sense of what the economics are of those in terms of kind of the ASPs or kind of your thought process there.

Fred Amoroso:	We’re not going to go through the ASP discussion right now but the feedback from the customers have been very, very positive and very strong, so our expectation is that as customers look at putting this across their series of devices, certainly TVs, it’ll have very good attach rates.

The second thing I tried to highlight in my comments, just to further underscore it, is that more and more of all of the devices (certainly Blu-ray players, among others—along with mass storage devices for that matter) and connected devices would similarly need some form of a user interface.  And it’s clear that Liquid can play that user interface role, especially because it is a multi guide, multi search opportunity, where we could find things not only from linear television, but also from things that are found within the home and things that are available through the web.  So, in fact, one of the customers has specifically looked at Liquid as that unifying theme.  * * *

Operator:	Thank you. Our next question comes from the line of Brian Thackray with Deutsche Bank. Please go ahead.

Brian Thackray:	As you look at the first half, you guys had a great first half this year, particularly in terms of new deals both in CE and Service Provider side.  As you look at the back half, do you see it continuing to snowball in terms of the deals that are out there, the ability to sign the back half, or should we be thinking about it more as if they’re going to be coming in waves?  Or first half was good and the others will come over time?

James Budge:	I think on the Service Provider side, certainly there’s nothing in the second half that would be the size of an NDS and affiliated entities. But we do expect continued analog to digital conversions will continue to keep that up and to the right like we’ve seen over the last several quarters.

On the CE side, we’ve had a great first half.  I’m not sure we’re ready to declare victory for the year for high teens growth for the entire year, but it certainly looks a lot better than it did six months ago.

Fred Amoroso:	I also think the increasing of guidance for the full year of 2009, along with the comments that James made on the quarter-to-quarter seasonality, provides some pretty good insight that you guys can use in your models as to how we think the second half of the year will shape up.

Brian Thackray:	If I think about the increase in the guidance, is that more to do with the overall environments in terms of CE units or the deals that you guys have signed? Can you just give us a sense for how much?

James Budge:	Well, as you would expect Brian, it’s an aggregation of all of the factors that we see out there, including devices and where they’re going, including subscriber growth and including what’s in our forecast of what we see as deals that are out there as opportunities.  And some of those deals are in “most likely” and some deals you would expect are in “best case” and we could have upside over our own estimates if “best case” comes into “most likely” and vice versa.  So, I mean, we take a holistic view and we come up with a forecast.

Fred Amoroso:	I think that’s exactly right Brian: I think it’s both. Obviously, the ecosystem is a little better than we expected at the beginning of the year but at least in my own mind, we’ve clearly executed extremely well against our opportunities with NDS and related entities on the Service Provider side and on CE with wins we’ve announced this year with Vizio, Sony, the other Asian major manufacturer and other wins that we’ve announced.  We’ve had a tremendous first half and since most of those, if not all of them, are all unit or subscriber based, that’s going to bode well for us as we move forward.

Brian Thackray:	And finally Fred, you talk a lot about the patent license product opportunity issue. I saw your incremental profit in product. Economically, as we think longer term, can you help us frame that in terms of what, for a particular customer, what that incremental economic opportunity is for the patent product.

Fred Amoroso:	It’s a good question Brian and it varies by customer. If you look at some of the service providers, for example, in early I-Guide implementations, the licensing was more handled as a service and it included patent product (there was no differentiation).  As we go through renewals, there’s an opportunity to make some increasing differentiation.  We don’t have the TV Guide Network carriage, et cetera, et cetera.

On the CE side, some of the licensees have struck an arrangement with us where they get the benefit of the patent, plus have the right to use the product in some number of their devices, based on the parameters of the deal.  And in some other ones, they’ve licensed just the patent and a product use would be an upside over the patent.  So, they really are unique on a customer-by-customer basis, depending upon how the customer is looking at their business. * * *

Operator:	Thank you. The next question comes from the line of Mike Olson with Piper Jaffrey. Please go ahead.

Mike Olson:	* * * A couple of quick ones here. I’m beating a dead horse on this one but now that you have the NDS deal, UPC and some of the other critical operator deals, I think you have around a third of Europe digital subs.  Does that sound like it’s in the ballpark and then how do you go about kind of attacking the remaining Europe opportunity?  Where do you focus your efforts?

James Budge:	Well, I’ll take the first one. Yeah, you’re in the ballpark. It’s about a third and I think if you listened to the names that Fred rattled off in the various countries that we’re in, we pretty much have the number one or number two service provider of pay-TV operator in each of those countries.  It makes it a lot easier now to go to the number two, three, four and five guys, in each of those countries when you’ve got the number one person in your camp.

Fred Amoroso:	I’m not trying to be facetious or anything, Mike, but it’s hand to hand combat. You know, we engage with each customer on an individual basis and lay out the merits of the discussion.

Mike Olson:	Okay. That makes sense and then it sounds like metadata was pretty strong in the quarter, offsetting DVD copy protection. Would you be willing to give us just the approximate split of the “Other” category between metadata and copy protection?

James Budge:	It’s moving towards metadata for sure. If you asked me six months or a year ago, it would have been 60/40 content protection. Now it’s certainly flipped the other way. And with data growing and content protection pursuit shrinking, it’s going to continue to be more and more Data Licensing.

Fred Amoroso:	Let me a give you a little more color on that, Mike. Without giving you the actual percentage growth of the underlying components of each of the verticals, we believe that Data has a huge multi hundred million dollar opportunity down the road as we could, for example, displace Tribune in certain service providers, and due to the enormity of just television listings data and as more and more people are looking for rich images.  Also, there’s the ability to extend our existing relationships or other relationships that they have had from a TV textual listings basis to including cover art and screen images.  So down the road over time, we think that the Data Licensing part of our business could be a very, very significant part of the business.  * * *

Operator:	Yes, our next question is from the line Rob Stone with Cowen & Company. Please go ahead. * * *

Rob Stone:	So, on the TotalGuide, it sounds like broad interest. Do you have a sense from the customers about the launch strategy? Is this something that’s likely to come out on both sides of the Atlantic at the same time? You’ve designed it to be one product, or do you think they’ll be taking it out, you know, in some specific location.
Fred Amoroso:
Good question, Rob. I actually think that’s going to be subject to the individual manufacturers as to whether they will do a North

American roll out before EMEA or they would do them the same.  But, I will just anecdotally tell you that having a single platform that the manufacturers can design this in while there are some architectural and technical differences between Europe and North America for them, at least having the middleware, the guide to connect the platform and other features around it being a common platform that can be deployed across both of the environments, reduces their cost and makes their lives easier in terms of implementation.  So, whether they introduce it that way or not, it does provide a value to them to do it on a worldwide basis, at least Europe and EMEA.

Rob Stone:	Okay. In terms of the metadata opportunity, do you see the opportunity to provide this to portals? I’m not so clear on what the technical parameters are.  I can think of an example just to point out, which would be on a streaming service like Amazon video through a Roku player, they have extraordinarily limited information about possible titles. You basically just scroll through a list of stuff and see a one-screen summary. Is there a way to provide a richer back end to something like that, or does it have to reside on a device with a little more horsepower?

Fred Amoroso:	So, first of all, to your generic comment of can data be used to support the portals, actually it already supports many, many portals

that are out there across the board.   And in some segments of Amazon’s business, they actually use our metadata.  So, the data is already on the top 10 music sites—music portals—that are out there.  Now, whether it gets integrated into the breadth of portals business is really subject to them, but that capability does exist.

Rob Stone:	No, I was actually thinking more of video on demand download, where you’re not mediating through a PC.

Fred Amoroso:	So, yeah. The point is it can. Once they have the data, they have the availability and the use of the data, depending upon your licensing agreement, across not just a PC but other environments and obviously, what we’re doing with the TotalGuide solution is what makes that data available outside of a PC environment.  So, the answer to your question is yes.  Whether the customer would implement it that way or not is really subject to them.

Rob Stone:	In terms of litigation, as you start to pick up, at least a cornerstone account in most of the major markets that you’ve mentioned, do you expect that litigation is going to continue to be ordinary course in this business or do you think that that will become less necessary as your footprint gets wider?

Fred Amoroso:

So let me comment two ways on litigation.  If you follow the North American experience to your specific question: yes, over time, as more and more people realize that we’ve prevailed in litigation and the preponderance of customers are licensed, the likelihood that customers may take litigation as a route to negotiate decreases over time.  So our belief is, yes, as more and more licensees come on, the likelihood of litigation decreases over time.

I also want to just highlight (as we’ve said in the past) that regarding the various lawsuits we have going on, the expectation is that two things occur.  One is, especially for Virgin Media, we’re not expecting to hear anything until towards the end of the year on that.  Secondly, realize on all litigation, we put a couple of patents up there to argue with the courts and with the clients and we get into a situation where if one of them were to lose, we’d go back and re-file one or several of the other hundreds or thousands of patents that we have available to us.  So, in some cases, the litigation route can take a little bit longer, depending upon the numbers of appeals, et cetera, et cetera.  But the relevant question that you asked is whether over time, does litigation decrease? Yes.  I just don’t want to set an expectation that it’s going to decrease in the next three months.

Rob Stone:	Okay. Finally, more of a housekeeping question for James. As you continue to generate cash and pay down debt, how should we think about the process there? Is there some sort of a minimum cash cushion that you want to maintain or to what level would we expect you to use available cash or reduce debt?

James Budge:	There is minimum cash cushion. It’s probably a few hundred million dollars. No magic to it but if you couple two or three quarters of expenses (just in case the world imploded, which we don’t expect to happen), we do expect to have that and we would probably take (and as you saw in Q1, we took) a quarter’s worth of cash flow and put that to the debt.  That was about $50 million.  We had a great opportunity here over the last two to three weeks to take out the expensive, high yield note and so we took advantage of that while our debt was trading at a premium.  That was $100 million.  So we may or may not resume the $50 million per quarter again as we move through the third quarter.  But, you can generally expect that something like that—take a little bit here and a little bit there approach is probably how we’ll continue —$50 million or so.  * * *

Operator:	Thank you. Our next question comes from the line of Todd Mitchell with Kauffman Brothers. Please go ahead.

Todd Mitchell:	* * * I have a multipart question on licensing. First of all, I think I remember from the Gemstar days that when the Comcast deal was done, as sort of an all-you-can-eat, cash up front deal, there was a ceiling on the number of subs involved.  I’m wondering if you could speak to, you know, are you hitting it?  Are you coming close to it?

And I wanted to sort of transition that also to a question on the TiVo licensing deal.  Does the TiVo licensing deal apply to just their hardware offering or does it also apply their hardware and software offering?  And if does apply to the software offering, how do you deal with the (sort of) the double accounting on that platform?  And finally, in regards to the TiVo relationship, if it is a device relationship but an ongoing metadata deal, how is it structured?  Is it an ASP or is it an ongoing per unit per time period deal?

Fred Amoroso:	So, there are three questions. First of all, on Comcast, there are a maximum number of subscribers. They have not pierced to the maximum number but it is getting close and we’ll just leave it at that. We’re not forecasting when it’ll pick up again but, yes, over a certain number of subscribers, they start paying again.

On TiVo, the data is provided basically on their platform for their data to be used as part of the ability to search with the availability of our data, as opposed to Tribune data, that I believe we were using before.  And they pay us on a per sub basis.

Todd Mitchell:	And that’s ongoing?

Fred Amoroso:	And that is ongoing, correct. Yes, it’s not a single one time payment. It’s an ongoing payment.

Todd Mitchell:	Okay. And in general, how do you deal with, sort of these when you have these multiple service providers crossing with one another, so that there isn’t duplication. Does a TiVo—if TiVo does a deal with RCN and you have a deal with RCN and TiVo’s DVR is in that household, is that—are you billing TiVo or are you billing RCN or is there a double bill?

Fred Amoroso:	So, yes and yes and yes. * * * Some of you may have seen that RCN is using TiVo to provide some DVR capability. And just to provide a little bit more color on that, we have recently renewed our Passport relationship with RCN, as well.  So, we, in that case, are getting paid from multiple sources across the same subscriber base. * * *

Operator:	Thank you. Our next question comes from the line of Andy Hargreaves with Pacific Crest. Please go ahead. * * *

Andy Hargreaves:	Just to clarify that last question. Would you be getting paid twice by the same sub? Or if a sub chooses TiVo, do you get paid by TiVo and if the sub chooses Passport, do you get paid by …

Fred Amoroso:	No, we get paid for the same sub twice. So TiVo pays us on a per sub basis and RCN pay us on a per sub basis. And it depends on devices that are deployed, et cetera, so it is based on penetration.

Andy Hargreaves:	And then on the subs really quick, is that 109 and a half number that you gave us, does that include Canal+ too?

James Budge:	Which number?

Andy Hargreaves:	Total sub number that you gave us.

James Budge:	Yeah, that includes Canal+.

Andy Hargreaves:	Okay and can you give us just what the international sub number is at this point?

James Budge:	It would be 24-25 million in Europe. We’ve got another one or 2 million in Latin America and there’s 2-3 million in Asia Pacific.

Andy Hargreaves:	Thank you. And then the catch up payment, that’s seven figs?

James Budge:	Yep.

Andy Hargreaves:	Is that like “1 million, seven figs” or “9 million, seven figs”?

Fred Amoroso:	It’s between the two.

James Budge:	Somewhere in there, towards the lower end. * * *

Operator:	* * * We have a question from the line of Ralph Schackart with William and Blair. Please go ahead.

Ralph Schackart:	* * * James and Fred, I think we’ve talked on the TV opportunity. I think it’s an area that people haven’t focused on as much. It’s large, it’s high margin. Can you talk about sort of 25 to 35 percent market share? Have you put any timelines around that market share penetration and if not, can you sort of give us a sense on the ramp of that?

Fred Amoroso:	So let me comment just a little bit on where this market is. The manufacturers right now are really focused at end 2009—Christmas

2009—products in the marketplace and early planning for first half of 2010, right?  When you look at the amount of effort it takes to integrate, Liquid or the TotalGuide solution is not going to be available for either of those design cycles.  So the ramping that we’re talking about for the TotalGuide solution being the next generation guide that we really believe can create user interface for devices is really going to start coming out towards the end of 2010.  That’s just the lead time of the planning cycles for the CE manufacturers.

Ralph Schackart:	That makes sense, Fred. Is it fair to assume or should we assume that somewhere within that range could potentially be sort of an exit penetration rate, not for the full year but sort of exiting 2010?

Fred Amoroso:	That certainly could be to some level. * * * But I think when you talk about penetration across many multiple device manufacturers across multiple devices, you’re probably more in the 2011 timeframe, starting the end of 2010.

Ralph Schackart:	Okay. And then just last question, if I could. Can you give a sense on the traction levels with your varying new initiatives? Sounds like the metadata is doing pretty well, but maybe can you speak a little bit to the Connected Platform, media recognition and maybe the ad business a little bit.

Fred Amoroso:	Fair. The Connected Platform, by itself, is one of the major components of middleware for tru2way environments for most (not all, but many) of the set top box manufacturers in the world, creating OCAP environments, tru2way environments.  But the real value that we always envisioned with the Connected Platform is integrating it into a broad based technology such as the TotalGuide solution.  Where the Connected Platform enables a DRM, it enables search and discovery across any wired or wireless numbers of devices within the home—storage devices within the home—and really fulfills one of the key tenets of that three tiered search.  So, we don’t look at the Connected Platform, to be frank, as a separate and standalone product.  It’s an integrated product with others today.

I honestly can’t say that any of the initiatives that we have is proving out to be less opportune for us or is a failure.  When we look at, for example, Lasso, which is embedded data search recognition in devices, we’re pleased with the progress across multiple major device manufacturers.  When we look at the integration of our technologies and the integration of data with our technologies to fulfill search, it makes us truly unique.  Muze, as an addition, gives us an enormous capability to reduce overall costs and improve margins.

So, as we’re looking at it along the way, so far, we’re quite pleased with how the different architectures, technologies and opportunities are coming to pass.  Some are taking a little bit longer than others and if you read into some of the comments that I had today on advertising, you’ll see that now having an affiliation with a major data analysis firm on a cooperative basis to not only validate our measurement data for advertising but to provide a higher level of service that will be available to the service providers for the use of their own information through a outside source—a third party—to validate that data, plus the now being in over 25 different markets across the U.S. (five in the major markets) for clickstream measurement, is really starting to put in place a lot of the fundamentals for us to drive the advertising business as it occurs.  But, like I said and like James has said, that’s not going to happen in 2009 and we’ll show progress in 2010 but it’s a really a 2011 and beyond (as guides in technology get in devices) that we’ll see it ramp more significantly. * * *

Operator:	Thank you. And our next question comes from the line of Sterling Auty with J.P. Morgan. Please go ahead. * * *

Saket Kalia:	Just a few questions from my side, mostly modeling. James, looking at Service Provider for the next quarter, should that still show ble digits, even after excluding the one time catch up payment this quarter?

James Budge:	Well, it will - whatever it grows after dipping slightly. We gave it a six quarter rolling break out by vertical last quarter. So, it will go down just slightly from Q2 to Q3. So whatever that growth rate is after you punch that into your model, that’s what it’ll be

Saket Kalia:	Okay. On the CE side, I think last quarter we talked about Q2 for CE seeing sort of the low point for the year and obviously this quarter’s results were much better than we expected but do you still look at Q2 being the bottom for this or being the low point for the CE business?

James Budge:	Well, it was better than Q1, so it wasn’t the bottom of the year. So, you’re right. We did say that. We did expect it (as it has been historically) but it ended up having a great, great quarter (obviously, by the results).  Yes, generally, we would expect the holiday season and the holiday back half to be better than the first half and better than the second quarter. So yes, sure.

Saket Kalia:	Got it. Last question, just on expenses, it seems like it’s been pretty steady on a pro forma basis. It’s been pretty steady around 60, 69,
70 million bucks in expenses. Looking at the back half, is that a fair level to think about, or do you have any specific investments that you’ve planned that would make that spike in any way?

James Budge:	I think the comment I made was that the margin itself would be roughly consistent with the first half, which if you play that out with the revenue increase in the second half, it means the expenses go up slightly in the second half.  The reason for that being that we only had two months of expenses of Muze in the first half and we’re going to have six months of duplicative expenses of Muze in the second half, until we work through all the synergies as we move into 2010.  So while that was a great deal for us and a huge home run from an accretion perspective in ‘10, we do have to work through the duplicative costs for the back half of the year. So expenses overall will be slightly higher in the second half than the first half. * * *

Operator:	Thank you. And at this time, I’d like to turn the call back over to management. Please continue.

Fred Amoroso:	Well, thank you, Michaela and thank you all for joining us on the call today. We appreciate your questions and your thoughts on the business. * * * So, thank you all. * * *

END